Exhibit 5.1

May 3, 2012

Domtar Corporation

395 de Maisonneuve Blvd.

West Montréal, Québec H3A 1L6

Ladies and Gentlemen:

We have acted as counsel to Domtar Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 701,645 shares of Common Stock of the Company, par value $0.01 per share (the “Shares”), issuable pursuant to the Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan (the “Plan”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In rendering such opinion, we have assumed that grants of Shares pursuant to the Plan will be made only for past services to the Company having an aggregate value not less than the aggregate par value of the Shares so granted.

Based on the foregoing, we are of the opinion that authorized but not previously issued Shares which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan and grants made pursuant to the Plan will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Very truly yours,

/s/ Debevoise & Plimpton LLP